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                                                                    EXHIBIT 99.1


                          [NEOTHERAPEUTICS LETTERHEAD]


Contacts:
---------
MEDIA RELATIONS                              INVESTOR RELATIONS
John Siegal                                  John McManus
Ronald Trahan Associates (RTA) Inc.          NeoTherapeutics Inc.
(508) 647-9782, ext. 15                      (949) 788-6700, ext. 247


                              BULLETIN!! BULLETIN!!

NeoTherapeutics will hold a telephone conference call tomorrow, August 14, 2001 starting at 10:00 A.M. (EST). Alvin J. Glasky, Ph.D., Chairman, Rajesh C. Shrotriya, Ph.D., President and Sam Gulko, Senior Vice President Finance and Chief Financial Officer, will discuss issues and answer questions relating to this news release. Those wishing to participate should call 888-552-7850 at approximately 9:50 A.M. (EST). A REPLAY OF THIS CONFERENCE CALL WILL be available on the Company's website at www.neotherapeutics.com.

            NEOTHERAPEUTICS REPURCHASES NEOGENE CONVERTIBLE FINANCING

                  OVERHANG FROM POTENTIAL CONVERSION ELIMINATED

        IRVINE, Calif., August 13, 2001 -- NeoTherapeutics, Inc. (NASDAQ: NEOT, NEOTW) announced today that the Company has reached an agreement to repurchase $5 million of convertible preferred stock in its NeoGene Technologies, Inc. subsidiary from two institutional investors.

        "The redemption of this $5 million convertible financing is an important step in enhancing our financial position," stated Sam Gulko, Senior Vice President Finance and Chief Financial Officer of NeoTherapeutics. "We have established relationships with several Wall Street investment banking firms, and, going forward, we are committed to seeking financings with long-term oriented investors that do not contain floating conversion features or reset provisions."

        "We are pleased that these institutions have agreed to the repurchase of their NeoGene preferred stock," said Alvin J. Glasky, Ph.D., Chairman and Chief Executive Officer of NeoTherapeutics. "We hope that this buy-back will alleviate the concerns investors have had about the potential incentive for a conversion of these preferred shares into NeoTherapeutics common stock to occur at a low price. The Company has a significant number of important milestones that it expects to achieve over the next few months, and the elimination of this NeoGene financing simplifies the stock structure of the Company."

        The convertible preferred shares were issued on September 21, 2000, and gave the investors the option to exchange their NeoGene preferred stock into NeoTherapeutics preferred stock and then convert into NeoTherapeutics common stock based on the market price of the Company's stock prior to conversion.

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        NEOTHERAPEUTICS seeks to create value for shareholders through the development of central nervous system drugs by its neurology division, in-licensing and development of anti-cancer drugs through its NEOONCORX subsidiary, and the licensing out of new drug targets through its NEOGENE TECHNOLOGIES subsidiary. NEOTHERAPEUTICS is a biopharmaceutical company focused on the development of drugs for unmet medical needs. The Company's most advanced drug, Neotrofin(TM), is currently being developed for Alzheimer's disease and other neurodegenerative diseases, such as Parkinson's disease and spinal cord injury. For additional information visit the Company's web site at www.neotherapeutics.com.

        This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

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